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                            TRANSFER AGENCY AGREEMENT

       Agreement, made this 23rd day of February, 1993 between Odyssey Funds, Inc., a Maryland corporation (the "Series Fund"), and Odyssey Funds Management, Inc., a New Jersey corporation (the "Manager").

       WHEREAS, the Series Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Series Fund is currently divided into six separate series (each a "Fund"), each of which is established pursuant to a resolution of the Board of Directors of the series Fund, and the Series Fund may in the future add additional Funds; and

       WHEREAS, the Series Fund by separate agreement has or will retain the Manager to render, or contract to obtain, investment advisory and administrative services to the Series Fund; and

       WHEREAS, the Series Fund desires that the Manager serve as the transfer agent and dividend disbursing agent of the Series Fund, and the Manager is willing to provide those services;

       NOW, THEREFORE, the parties agree as follows:

       1. Appointment. The Series Fund hereby appoints the Manager to act as transfer agent and dividend disbursing agent of the Series Fund on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to maintain the shareholder records of the Series Fund in accordance with procedures established from time to time by agreement between the Series Fund and the Manager.

       2. Service Providers. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any of the Manager's directors, officers, or employees. In addition, the Manger may at any time in its discretion appoint or hire (and may at any time remove) one or more other parties to perform any and all of the services called for by this Agreement.

       3. Records. The Series Fund agrees to provide the Manager with any documents that the Manager reasonably deems appropriate or necessary to perform its duties under this Agreement. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Manager agrees that all records which it maintains for the Series Fund are the property of the Series Fund and will be preserved, maintained, and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and the Manager will surrender promptly to the Series Fund any such records upon the Series Fund's request (provided however that the Manager may retain a copy of such records).


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       4.     Fees and Expenses. The Series Fund will reimburse the Manager for any reasonable out-of-pocket expenses incurred in connection with providing the transfer agency and dividend disbursing services called for by this Agreement, including the fees and charges of any party or parties hired by the Manager pursuant to paragraph 2 to perform any and all of the services called for by this Agreement. The Manager shall provide the Series Fund, not more often than monthly, with a statement of expenses subject to reimbursement under this paragraph, and the Series Fund shall promptly pay the Manager. The Series Fund will not pay, and the Manager will not receive, any fee other than the fee provided by the Investment Management Agreement between the Series Fund and the Manager.

       5. Indemnification. The Manager shall not be liable for any loss suffered by the Series Fund as the result of any negligent act or error of judgment of the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Series Fund shall indemnify the Manager and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Manager resulting from actions for which it is relieved of responsibility by this paragraph. The Manager shall indemnify the Series Fund and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Series Fund resulting from actions for which the Manager is not relieved of responsibility by this paragraph.

       6. Termination This Agreement shall continue in effect until terminated. It may be terminated by the Series Fund, without the payment of any penalty, by the Board of Directors of the Series Fund or by vote of a majority of the Series Fund's outstanding voting securities (as defined in the 1940 Act), or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party.

       7. Affiliations. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Series Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

       8. Status. Except as otherwise provided herein or authorized by the Board of Directors of the Series Fund from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Series Fund in any way or otherwise be deemed an agent of the Series Fund.

       9. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to Odyssey Funds Management, Inc. at Two Tower Center, East Brunswick, NJ 08816,
Attention: Secretary; or (2) to Odyssey Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816, Attention: President.


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       10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

       11. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


       12. Counterparts. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                             ODYSSEY FUNDS, INC.

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Witness                                      Paul S. Feinberg
Lori M. Renzulli                             Senior Vice President
Assistant Secretary

                                             ODYSSEY FUNDS' MANAGEMENT, INC.

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Witness                                      David E. Demarest
Lori M. Renzulli                             Vice President
Assistant Secretary


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